Exhibit 2.1

PLAN OF CONVERSION

This PLAN OF CONVERSION, dated as of February 18, 2015 (including all of the Exhibits attached hereto, this “Plan of Conversion”), sets forth the terms, conditions and procedures governing the conversion of Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “LLC”), from a Delaware limited liability company to a Delaware corporation to be named “Macquarie Infrastructure Corporation” (the “Corporation”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).

W I T N E S S E T H

WHEREAS, the LLC was formed on April 13, 2004 and has been operating under the Third Amended and Restated Operating Agreement of the LLC, dated as of June 22, 2007 (the “Operating Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion and in accordance with the LLC Act and the DGCL, the LLC will be converted to a Delaware corporation pursuant to and in accordance with Section 18-216 of the LLC Act and Section 265 of the DGCL (the “Conversion”);

WHEREAS, the Board of Directors (the “Board”) of the LLC (i) has determined that the Conversion is advisable and in the best interests of the LLC and its shareholders (the “Shareholders”), (ii) hereby approves and adopts this Plan of Conversion, the Conversion, and the other documents and transactions contemplated by this Plan of Conversion and (iii) recommends that the Shareholders approve this Plan of Conversion; and

WHEREAS, in connection with the Conversion, (i) each outstanding LLC Interest (as defined in the Operating Agreement) of the LLC shall be converted into one (1) share of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as provided in this Plan of Conversion and (ii) Macquarie Infrastructure Management (USA) Inc. (the “Manager”) shall be issued 100 shares of special stock, par value $0.001 per share (the “Special Stock”), of the Corporation in order to preserve the Manager’s existing right to appoint one director who serves as the Chairman of the Board of the LLC;

NOW, THEREFORE, in accordance with the LLC Act and the DGCL, upon the Effective Time (as defined below), the LLC shall be converted to the Corporation. The mode of carrying the Conversion into effect shall be as described in this Plan of Conversion.

ARTICLE I

THE CONVERSION

SECTION 1.01 The Conversion.  At the Effective Time (as defined below), the LLC shall be converted to the Corporation and, for all purposes of the laws of the State of Delaware, pursuant to the Conversion, the LLC is continuing its existence in the organizational form of a Delaware corporation. The Conversion shall not require the LLC to wind up its affairs under Section 18-803 of the LLC Act or pay its liabilities and distribute its assets under Section 18-804 of the LLC Act, and the Conversion shall not constitute a dissolution of the LLC. At the Effective Time (as defined below), for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the LLC, and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of any provision of the LLC Act; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of the LLC, as well as the debts, liabilities and duties of the LLC, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

SECTION 1.02 Effective Time.  The Conversion shall become effective (a) after obtaining approval of this Plan of Conversion from (i) the Shareholders holding a majority of the LLC Interests outstanding and entitled to vote thereon and (b) upon the filing of the Certificate of Conversion in the form attached hereto as Exhibit A (the “Certificate of Conversion”) and the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to Section 265 of the DGCL (such time of effectiveness, the “Effective Time”). Notwithstanding the foregoing, each of the Certificate of Conversion and the Certificate of Incorporation may provide for the same post-filing effective time as permitted by the LLC Act and the DGCL, in which case the Effective Time shall be the post-filing effective time stated in the Certificate of Conversion and Certificate of Incorporation. The [Chief Executive Officer or Chief Financial Officer] (such persons, the “Authorized Officers”) on behalf of the LLC, acting singly, shall execute, deliver and file the Certificate of Conversion, and the Corporation, acting through an authorized agent, shall execute, deliver and file the Certificate of Incorporation.

SECTION 1.03 Certificate of Incorporation and Bylaws of the Corporation.  At and after the Effective Time, the Certificate of Incorporation and the Bylaws of the Corporation (the “Bylaws”) shall be in the forms attached hereto as Exhibit B and Exhibit C, respectively, and shall be adopted as such by the Board of Directors of the Corporation.

SECTION 1.04 Directors and Officers.  The directors and officers of the Corporation immediately after the Effective Time shall be those individuals who were serving as directors and officers, respectively, of the LLC immediately prior to the Effective Time. The LLC and, after the Effective Time, the Corporation and its Board of Directors shall take such actions, if any, as may be necessary to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

SECTION 1.05 Termination.  This Plan of Conversion may be terminated and the Conversion abandoned by action of the Board at any time prior to the Effective Time (a “Termination”). Upon a Termination, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates, including an Authorized Officer, may execute, deliver and file a certificate of termination terminating such certificates.

ARTICLE II

CONVERSION; CERTIFICATES

SECTION 2.01 Conversion of LLC Interests.  At the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC, the Corporation or the Shareholders, each outstanding LLC Interest shall be converted into one (1) share of Common Stock.

SECTION 2.02 Issuance of Special Stock.  At the Effective Time, in connection with the Conversion, in order to preserve the Manager’s existing right to appoint one director who serves as the Chairman of the Board of the LLC, the Manager shall be issued 100 shares of Special Stock in consideration for the Manager entering into an amended and restated management services agreement with the Corporation.

SECTION 2.03 Effect of Conversion on Employee Benefit Plans, Stock Purchase Plans, Other Similar Plans or Convertible Securities.  Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC or its Shareholders, each employee benefit plan, direct stock purchase and/or dividend reinvestment program, other similar plan or convertible securities to which the LLC is a party or an obligor shall continue to be a plan, program or obligation of the Corporation. To the extent that any such plan, program or obligation provides for the issuance of LLC Interests, upon the Effective Time, such plan, program or obligation shall be deemed to provide for the issuance of shares of Common Stock. A number of shares of Common Stock shall be reserved for issuance under such plan, program or obligation equal to the number of LLC Interests so reserved immediately prior to the Effective Time.

SECTION 2.04 Registration of Common Stock.

(a) Registration in Book-Entry.  Shares of Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares of Common Stock into which each outstanding LLC Interest shall have been converted as a result of the Conversion in book-entry form.

(b) No Further Rights in LLC Interests.  The shares of Common Stock and Special Stock issued upon the conversion of the outstanding LLC Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such LLC Interests, and shall, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock and Special Stock, as applicable.

ARTICLE III

GOVERNING LAW

SECTION 3.01 Governing Law.  This Plan of Conversion shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

EXHIBIT A

Certificate of Conversion

<See Annex A-1 to proxy statement/prospectus>

EXHIBIT B

Certificate of Incorporation

<See Annex A-2 to proxy statement/prospectus>

EXHIBIT C

Bylaws

<See Annex A-3 to proxy statement/prospectus>